Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, no par value per share, of Gulf Island Fabrication, Inc., a Louisiana corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 24, 2020

PVAM PERLUS MICROCAP FUND L.P.

/s/ Steven Druskin Steven Druskin, Director of PVAM Limited, as General Partner

PVAM HOLDINGS LTD.

/s/ Steven Druskin Steven Druskin, Director

PACIFIC VIEW ASSEST MANAGEMENT (UK) LLP

/s/ Steven Druskin Steven Druskin, Authorized Signatory

DAVID LASALLE /s/ David LaSalle

JAMES BOUCHERAT

/s/ James Boucherat